EXHIBIT 99.1

Press Release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: February 20, 2004	Phone: 678-867-8000
Fax: 678-867-8100

Contact: Mary Waggoner
Certegy Inc.
VP – Investor Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy To Acquire Crittson Financial LLC

Further Strengthens Leading Market Position

Alpharetta, GA – February 20, 2004/PR Newswire – Certegy Inc. (NYSE:CEY), the nation’s leading provider of card services to community banks and credit unions, today announced the acquisition of Crittson Financial Services LLC for approximately $22.5 million in cash. Based in Elkhart, Indiana, Crittson provides full service card and merchant processing services to over 275 financial institutions, 450,000 cardholders and 8,500 merchants throughout the United States. The closing of this transaction, which is subject to customary closing conditions, is expected to close in early March 2004.

“We are delighted to announce this acquisition. Crittson has built an extremely attractive customer base which is an excellent fit for our existing card business,” stated Robert Bream, Senior Vice President and Group Executive of Certegy Card Services – North America. “We welcome Crittson’s financial institutions and merchants as Certegy customers and look forward to providing them with our full range of products and services.”

Robert Crothers, Chairman of Crittson, added, “Certegy has an outstanding reputation for providing high quality products and customer service, and we are confident that our customers will benefit from this new relationship.”

Certegy expects this acquisition to add approximately $20 million in annualized revenues, comprised of approximately $13 million in card issuing revenue and $7 million in merchant processing revenue. The Company anticipates the transaction to be neutral to diluted earnings per share in 2004, considering integration costs and lower share repurchases than previously assumed. In 2005, the acquisition is expected to add approximately $0.03 to diluted earnings per share.

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About Crittson Financial LLC

Crittson Financial LLC provides full service, “turnkey” card programs to over 275 financial institutions and 8,500 merchants across the United States. Crittson offers a full service program that allows any qualified financial institution to become a direct provider of Visa and/or MasterCard products including credit cards, debit cards and full merchant services. Founded in 1984, Crittson is based in Elkhart, Indiana.

About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to over 6,000 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2003. For more information on Certegy, please visit www.certegy.com.

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The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control, that may cause actual results to differ significantly from what is expressed in those statements. Among the factors that could, either individually or in the aggregate, affect our performance and cause actual results to differ materially from estimates provided include the following: satisfaction of conditions to closings; potential integration issues following the acquisition; the untimely loss of Crittson Financial LLC’s customers or suppliers; the potential adverse effect of governmental actions; our ability to operate the business with the same success as the current owners; and other risk factors identified from time to time in our SEC reports, including, but not limited to, those described in the section entitled “Risk Factors” in our 2003 Annual Report on Form 10-K filed on February 17, 2004.